Exhibit 99.1

BIOMET ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2009 PRELIMINARY NET SALES RESULTS

WITH DETAILS REGARDING TIMING OF FULL FINANCIAL RELEASE AND CONFERENCE CALL

WARSAW, Ind., June 26, 2009 – Biomet, Inc. announced today fourth quarter and fiscal year 2009 preliminary net sales results for the year ended May 31, 2009.

Fourth Quarter Net Sales Results

•	Net sales increased 1% (7% constant currency) to $639 million, with 9% growth in the U.S.

•	Reconstructive sales, excluding dental, increased 3% (11% constant currency) worldwide, with 12% U.S. growth

•	Hip sales increased 1% (9% constant currency) worldwide, with 11% growth in the U. S.

•	Knee sales increased 4% (11% constant currency) worldwide and increased 10% in the U.S.

•	Spine sales increased 16% (18% constant currency) worldwide and grew at a rate of 22% in the U.S.

During the fourth quarter of fiscal year 2009, net sales increased 1% to $639.3 million from $635.6 million for the fourth quarter of fiscal year 2008. On a constant currency basis, net sales increased 7% during the fourth quarter.

Reconstructive product sales decreased 1% (+7% constant currency) worldwide during the fourth quarter and increased 9% in the United States. Excluding dental sales, reconstructive sales increased 3% (11% constant currency) worldwide with 12% domestic growth.

Fourth quarter hip sales increased 1% (9% constant currency) and increased 11% in the United States. The Company continued to experience strong market demand for its press-fit stems, including the traditional and Microplasty® versions of the Taperloc® Hip Stem; Echo® Hip stem options; as well as sales of the Bi-Metric® and Aura™ Hip Stems in the European market. Key acetabular products during the quarter were the M2a-Magnum™ System, including the new Tri-Spike™ cups; the Ringloc® and Regenerex® Ringloc®+ Modular Systems; Antioxidant Infused Technology E-Poly® Liners; and the Exceed™ ABT (Advanced Bearing Technologies) System, which is only available outside the United States.

Knee sales increased 4% (11% constant currency) during the fourth quarter, with 10% growth in the United States. Strong sales of the Vanguard® Complete Knee System contributed to the growth, as well as excellent market acceptance of E-Poly® Tibial Bearings and the Signature™ Personalized Patient Care program.

During the fourth quarter, dental reconstructive device sales decreased 19% (-13% constant currency) worldwide with a 15% decrease in the United States. The fiscal 2009 fourth quarter sales were up against strong growth rates from the fourth quarter of fiscal 2008 of 16% worldwide (constant currency) and 15% in the United States. Further, dental reconstructive sales continue to be under pressure due to the impact of the economic environment and the discretionary nature of dental implant procedures. Fourth quarter dental reconstructive sales increased slightly compared to third quarter sales, indicating a potential sign of stabilization.

Fixation sales were flat (+5% constant currency) worldwide and increased 1% in the United States during the fourth quarter. Double-digit sales growth of craniomaxillofacial fixation products and positive sales growth for external fixation contributed to the fourth quarter fixation sales, while internal fixation sales were flat and electrical stimulation sales experienced a slight decline. During the fourth quarter, the TraumaOne™ Fixation System continued to contribute to the craniomaxillofacial fixation sales growth.

Spine product sales increased 16% (18% constant currency) worldwide during the fourth quarter, with 22% growth in the United States as a result of continued strong sales of spine hardware and spinal stimulation devices. Domestic sales of spine hardware and orthobiologics for the spine were particularly strong during the fourth quarter, increasing at a rate of 29%. Key products driving the fourth quarter spine sales growth in the United States included the Solitaire™ Anterior Spine System, the Polaris™ Deformity System and the non-invasive SpinalPak® Spinal Stimulation System. In Europe, the Synergy™ and Array® Spinal Systems led spine sales growth.

Sales of “other” products increased 1% (7% constant currency) worldwide and increased 9% in the United States during the fourth quarter. Strong sales growth for sports medicine products was partially offset by decreased sales of softgoods and bracing products. During the fourth quarter, sports medicine sales grew at a double-digit rate in the United States and worldwide, on a constant currency basis, for the fifth consecutive quarter.

The following table provides fourth quarter net sales performance by product segment:

Fourth Quarter Net Sales Performance

	Worldwide Reported Quarter 4 - 2009	Worldwide Reported Growth%	Worldwide CC Growth%	United States Growth%

Reconstructive	$468.2	-1%	7%	9%

Hips		1%	9%	11%
Knees		4%	11%	10%
Dental		-19%	-13%	-15%
Other		5%	14%	22%

Fixation	58.5	0%	5%	1%
Spine	61.5	16%	18%	22%
Other	51.1	1%	7%	9%

Total Sales	$639.3	1%	7%	9%

On a geographic basis, U.S. sales increased 9% during the fourth quarter to $392.0 million; Europe sales decreased 14% (+4% constant currency) to $179.0 million; and International sales (primarily Canada, South America, Mexico and the Pacific Rim) decreased 3% (+6% constant currency) to $68.3 million. Excluding dental and the impact of foreign currency, global sales growth during the quarter was 11%, while U.S. sales increased at a rate of 12%; Europe sales grew 9%; and International sales increased 6%.

Biomet’s President and Chief Executive Officer Jeffrey R. Binder stated, “The Company’s overall sales performance during the fourth quarter and full fiscal year 2009 was strong, particularly for the orthopedic reconstructive, spine, and sports medicine product categories. We continued to gain market share in hips, knees and extremities throughout this year and we recorded our eighth consecutive quarter of double-digit constant currency growth for global orthopedic reconstructive device sales. Our spine sales continued to gain momentum throughout fiscal 2009 and our sports medicine business posted its fifth consecutive quarter of double-digit sales growth in the U.S. and worldwide, constant currency. I’m very pleased with the Company’s progress during the past twelve months and I want to thank the Biomet team for their contributions to our success during fiscal year 2009. I look forward to the opportunities before us as we enter fiscal year 2010.”

Full Year Net Sales Results

•	Net sales increased 5% (8% constant currency) to $2.504 billion and increased at a rate of 10% in the U.S.

•	Global reconstructive sales, excluding dental, increased 8% (12% constant currency) and grew 13% in the U.S.

•	Hip sales increased 8% (11% constant currency) worldwide, with a U.S. growth rate of 14%

•	Knee sales increased 8% (12% constant currency) worldwide and increased 11% in the U.S.

•	Spine sales increased 7% (7% constant currency) worldwide, with 12% U.S. growth

For the twelve months ended May 31, 2009, net sales increased 5% to $2.504 billion from $2.383 billion for the combined period from June 1, 2007 to July 11, 2007 (Predecessor) and July 12, 2007 to May 31, 2008 (Successor). Excluding the impact of foreign currency, net sales increased 8% during fiscal year 2009.

Reconstructive product sales grew 5% (9% constant currency) worldwide during fiscal year 2009, with 11% growth in the United States. Excluding dental sales, global reconstructive sales increased 8% (12% constant currency) and increased 13% in the United States.

Hip sales increased 8% (11% constant currency) during fiscal year 2009, with 14% growth in the United States. Growth drivers of hip sales during fiscal 2009 were press-fit hip stems, including the traditional and Microplasty® versions of the Taperloc® Hip Stem; and

numerous acetabular options including the M2a-Magnum™ System; the Ringloc® and Regenerex® Ringloc®+ Modular Systems; Antioxidant Infused Technology E-Poly® Liners; and the Exceed™ ABT (Advanced Bearing Technologies) System, which is available only outside the United States.

Knee sales increased 8% (12% constant currency) worldwide during fiscal year 2009 and increased 11% in the United States. Key products that contributed to fiscal 2009 knee sales growth were the Vanguard® Complete Knee System, the Oxford® Partial Knee System, E-Poly® Tibial Bearings and the Signature™ Personalized Patient Care program.

Dental reconstructive device sales decreased 9% (-6% constant currency) worldwide and decreased 8% in the United States during fiscal year 2009. As a result of the out-of-pocket expense typically associated with dental implant procedures, the weak global economy has had a significant effect on the selection of treatment options for replacement of lost teeth.

Fixation sales increased 2% (4% constant currency) worldwide during fiscal year 2009, with a decrease of 1% in the United States. Product categories contributing to fixation sales growth during fiscal year 2009 were craniomaxillofacial fixation and internal fixation.

Spine product sales increased 7% (7% constant currency) worldwide, with 12% growth in the United States during fiscal year 2009. The Company’s spine business sales continued to improve each quarter throughout fiscal year 2009.

Sales of “other” products increased 5% (7% constant currency) worldwide and increased 12% in the United States principally due to continued strong demand for Biomet’s sports medicine products.

The following table provides full year net sales performance by product segment:

Full Year Net Sales Performance

	Worldwide Reported Full Year - 2009	Worldwide Reported Growth%	Worldwide CC Growth%	United States Growth%

Reconstructive	$1,851.0	5%	9%	11%

Hips		8%	11%	14%
Knees		8%	12%	11%
Dental		-9%	-6%	-8%
Other		10%	15%	20%

Fixation	234.1	2%	4%	-1%
Spine	222.1	7%	7%	12%
Other	196.9	5%	7%	12%

Total Sales	$2,504.1	5%	8%	10%

During fiscal year 2009, U.S. sales increased 10% to $1,527.9 million; Europe sales decreased 3% (+6% constant currency) to $711.7 million; and International sales (primarily Canada, South America, Mexico and the Pacific Rim) grew 4% (8% constant currency) to $264.5 million. Excluding dental and the foreign currency effect, global sales increased 10% with U.S. sales growth of 11%, Europe sales growth of 9%, and an increase of 8% for International sales.

Conference Call Details

In conjunction with the fourth quarter and fiscal year 2009 full financial release, you are invited to participate in the fourth quarter conference call on Tuesday, July 14th, 2009, at 4:30 p.m. Eastern.

Individuals wishing to participate in the conference call may dial (800) 230-1096. International callers should dial (612) 288-0337. The confirmation number for the call is 105532.

All trademarks herein are the property of Biomet, Inc. or its subsidiaries unless otherwise indicated.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

The Transaction

Biomet Inc. finalized the merger with LVB Acquisition Merger Sub, Inc., a wholly-owned subsidiary of LVB Acquisition, Inc. on September 25, 2007. LVB Acquisition, Inc. is indirectly owned by investment partnerships directly or indirectly advised or managed by The Blackstone Group L.P., Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer at (574) 372-1687 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the success of the Company’s principal product lines; the results of ongoing investigations by the United States Department of Justice and the United States Securities and Exchange Commission; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the impact to the business as a result of compliance with federal, state and foreign governmental regulations and with the Corporate Integrity Agreement; the impact to the business as a result of the economic downturn in both foreign and domestic markets; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes and cost-saving initiatives; the impact to the business as a result of the Company’s significant international operations, including, among others, with respect to foreign currency fluctuations and the success of the Company’s transition of certain manufacturing operations to China; the impact of the Company’s managerial changes; the ability of the Company’s customers to receive adequate levels of reimbursement from third-party payors; the Company’s ability to maintain its existing intellectual property rights and obtain future intellectual property rights; the impact to the business as a result of cost containment efforts of group purchasing organizations; the Company’s ability to retain existing independent sales agents for its products; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K (as amended) and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.

*Non-GAAP Financial Measures:

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency (constant currency), operating income as adjusted, net income as adjusted, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA (as defined by our bank agreement, the method to calculate this is likely to be different from methods used by other companies). In addition, information for the period from June 1 to July 11, 2007 (“Predecessor” and the date which the merger of Biomet with a company owned by a consortium of private equity funds occurred, with Biomet as the surviving entity) and from July 12, 2007 and thereafter (Successor) periods have been combined and are referred to as “Combined” in the press release and attached statements. The combined presentation does not comply with U.S. GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost.

Biomet, Inc.

Product Net Sales*

Three Month Period Ended May 31, 2009 and May 31, 2008

(In millions, unaudited)

	Q4 2009	Q4 2008	Reported Growth %	Constant Currency Growth %
Reconstructive	$468.2	$473.4	(1.1)%	6.6%
Fixation	58.5	58.3	0.3%	5.0%
Spine	61.5	53.1	15.9%	18.0%
Other	51.1	50.8	0.6%	6.8%

Total	$639.3	$635.6	0.6%	7.4%

	Q4 2009 Net Sales Growth As Reported	FX Impact	Q4 2009 Net Sales Growth in Local Currencies	Impact of Dental	Q4 2009 Net Sales Growth Local Currencies Excluding Dental
Reconstructive	(1.1)%	7.7%	6.6%	4.2%	10.8%
Hips	1.3%	8.0%	9.3%
Knees	3.5%	7.4%	10.9%
Dental	(19.1)%	6.4%	(12.7)%
Other	4.6%	9.6%	14.2%
Fixation	0.3%	4.7%	5.0%
Spine	15.9%	2.1%	18.0%
Other	0.6%	6.2%	6.8%	—	—

Total net sales	0.6%	6.8%	7.4%	3.1%	10.5%

*	See Non-GAAP Financial Measures Disclosure Above

Biomet, Inc.

Product Net Sales*

Year Ended May 31, 2009 and May 31, 2008

(In millions, unaudited)

	Fiscal 2009	(Combined)* Fiscal 2008	Reported Growth %	Constant Currency Growth %
Reconstructive	$1,851.0	$1,756.7	5.4%	9.0%
Fixation	234.1	230.3	1.6%	3.8%
Spine	222.1	208.0	6.8%	7.4%
Other	196.9	188.3	4.6%	7.3%

Total	$2,504.1	$2,383.3	5.1%	8.2%

	FY 2009 Net Sales Growth As Reported	FX Impact	FY 2009 Net Sales Growth in Local Currencies
Reconstructive	5.4%	3.6%	9.0%
Fixation	1.6%	2.2%	3.8%
Spine	6.8%	0.6%	7.4%
Other	4.6%	2.7%	7.3%

Total net sales	5.1%	3.1%	8.2%

*	See Non-GAAP Financial Measures Disclosure Above

Biomet, Inc.

Geographic Segment Net Sales Percentage Summary*

Three Month Period Ended May 31, 2009 and May 31, 2008

(In millions, unaudited)

	Q4 2009	Q4 2008	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$392.0	$358.0	9.5%	9.5%
Europe	179.0	206.9	(13.5)%	4.2%
International	68.3	70.7	(3.3)%	6.1%

Total	$639.3	$635.6	0.6%	7.4%

	Q4 2009 Net Sales Growth As Reported	FX Impact	Q4 2009 Net Sales Growth in Local Currencies	Impact of Dental	Q4 2009 Net Sales Growth Excluding Dental (Constant Currency)
United States	9.5%	—%	9.5%	2.4%	11.9%
Europe	(13.5)%	17.7%	4.2%	5.3%	9.5%
International	(3.3)%	9.4%	6.1%	(0.3)%	5.8%

Total net sales	0.6%	6.8%	7.4%	3.1%	10.5%

*	See Non-GAAP Financial Measures Disclosure Above

Biomet, Inc.

Geographic Segment Net Sales Percentage Summary*

Year Ended May 31, 2009 and May 31, 2008

(In millions, unaudited)

	Fiscal 2009	(Combined)* Fiscal 2008	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$1,527.9	$1,394.0	9.6%	9.6%
Europe	711.7	734.5	(3.1)%	5.6%
International	264.5	254.8	3.8%	8.0%

Total	$2,504.1	$2,383.3	5.1%	8.2%

	FY 2009 Net Sales Growth As Reported	FX Impact	FY 2009 Net Sales Growth in Local Currencies	Impact of Dental	FY 2009 Net Sales Growth Excluding Dental (Constant Currency)
United States	9.6%	—%	9.6%	1.6%	11.2%
Europe	(3.1)%	8.7%	5.6%	3.2%	8.8%
International	3.8%	4.2%	8.0%	0.3%	8.3%

Total net sales	5.1%	3.1%	8.2%	2.0%	10.2%

*	See Non-GAAP Financial Measures Disclosure Above